Exhibit 5.2

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

November 24, 2025

Smurfit Westrock plc

Smurfit Kappa Treasury Unlimited Company

The additional registrants listed in Annex I hereto

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland

To the addressee referred to above:

We are acting as special United States counsel to Smurfit Westrock plc (“Smurfit Westrock”), a public limited company incorporated under the laws of Ireland, Smurfit Kappa Treasury Unlimited Company, a public unlimited company incorporated under the laws of Ireland (the “Issuer”), the Covered Guarantors identified in Annex I attached hereto (the “Covered Guarantors”) and the Non-Covered Guarantors identified in Annex I attached hereto, including Smurfit Westrock (the “Non-Covered Guarantors” and, together with the Covered Guarantors, the “Guarantors”) in connection with the issuance and sale of €500 million in aggregate principal amount of the Issuer’s 3.489 % Senior Notes due 2031 (the “Notes”), guaranteed as to payment of principal, premium, if any, and interest by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”) pursuant to the terms of the Underwriting Agreement, dated November 18, 2025 (the “Agreement”), among the Issuer, the Guarantors and the underwriters named in Exhibit B thereto (the “Underwriters”). The Securities are to be sold pursuant to the registration statement on Form S-3, as amended (File No. 333-291446) (the “Registration Statement”), filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on November 12, 2025, and the prospectus, dated November 12, 2025 (the “Prospectus”), as supplemented by the supplement to the Prospectus, dated November 18, 2025 (the “Prospectus Supplement”). The Securities are to be issued pursuant to an indenture, dated as of November 21, 2025 (the “Base Indenture”), as supplemented by an officers’ certificate, dated November 24, 2025, pursuant to Sections 2.1 and 12.4 of the Base Indenture (together with the Base Indenture, the “Indenture”) establishing certain terms of the Notes, among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

Smurfit Westrock Financing Designated Activity Company	- 2 -	November 21, 2025

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each party to the Indenture, other than the Covered Guarantors, has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the other parties thereto, (ii) each party to the Indenture, other than the Covered Guarantors, has duly authorized, executed and delivered the Indenture, (iii) each party to the Indenture, other than the Covered Guarantors, is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, (vi) at the time of offer, issuance and sale of any Securities, no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect and (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of Delaware, as amended, and the Delaware Limited Liability Company Act, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) the Guarantees have been duly authorized on behalf of the Covered Guarantors and that, following (i) receipt by the Issuer and the Guarantors of the consideration for the Securities specified in the Agreement and (ii) the due execution, authentication, issuance and delivery of the Securities pursuant to the terms of the Indenture, (b) the Securities will constitute valid and binding obligations of the Issuer and the Guarantors.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

Smurfit Westrock Financing Designated Activity Company	- 3 -	November 21, 2025

This opinion letter has been prepared for use in connection with the filing by the Issuer and the Guarantors of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Validity of the Notes and Guarantees” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Annex I

Covered Guarantors

Name of Entity	Type of Entity	Jurisdiction of Organization
LLC Guarantor
WestRock MWV, LLC	Limited liability company	Delaware
Corporation Guarantors
WRKCo Inc.	Corporation	Delaware
WestRock Company	Corporation	Delaware
Smurfit WestRock US Holdings Corporation	Corporation	Delaware

Non-Covered Guarantors

Name of Entity	Type of Entity	Jurisdiction of Organization
WestRock RKT, LLC	Limited liability company	Georgia
Smurfit Kappa Group Limited	Private limited company	Ireland
Smurfit Kappa Investments Limited	Private limited company	Ireland
Smurfit Kappa Acquisitions Unlimited Company	Public unlimited company	Ireland
Smurfit Westrock Financing Designated Activity Company	Designated activity company	Ireland
Smurfit Kappa Treasury Funding DAC	Designated activity company	Ireland
Smurfit International BV	Private company with limited liability	Netherlands
Smurfit Westrock plc	Public limited company	Ireland